Exhibit 4.4

RESTRICTED SHARE AWARD AGREEMENT

CalEthos, Inc.

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Participant: Hyuncheol Kim

Grant Date: August 17, 2021

Number of Restricted Shares granted: 10,000,000

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THIS AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between CalEthos, Inc., a Nevada corporation (the “Company”), and the Participant specified above; and

WHEREAS, it has been determined that it would be in the best interests of the Company to grant the Restricted Shares provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1. “Board” shall mean the Board of Directors of the Company, as constituted from time to time.

1.2. “Cause” shall have the meaning specified in the Consulting Agreement dated as of August 17, 2021 between the Company and the Participant, as such agreement may be amended from time to time.

1.3. “Code” shall mean the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

1.4. “Committee” shall mean the Compensation Committee of the Board, or such other committee of the Board as is established from time to time in the sole discretion of the Board, to administer this Agreement, as described below in Section 7.

1.5. “Common Stock” shall mean the Common Stock, par value $.001 per share, of the Company or any security of the Company issued by the Company in substitution or exchange therefor. In the event of a change in the Common Stock that is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issues shares, the shares resulting from any such change shall be deemed to be Common Stock.

1.6. “Subsidiary(ies)” shall mean any corporation (other than the Company), trust, partnership or limited liability company in an unbroken chain of entities, including and beginning with the Company, if each of such entities, other than the last entity in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting shares, partnership, beneficial or membership interests in one of the other entities in such chain.

2. Grant of Restricted Share Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of Restricted Shares specified above. The Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s stockholder interest in the Company for any reason.

3. Vesting.

3.1. The Restricted Shares subject to this grant shall become unrestricted and vested as follows:

a. 50% of the shares shall vest upon the completion of the first two development phases of a 5 nanometer ASIC chip that includes the “FPGA Simulation” and “Tape Out”.

b. The remaining 50% of the shares shall vest upon the completion of the next phases of the chip development that include the completion of the Foundry Mask for production in the semiconductor foundry, initial production run of chips and the completion of a bitcoin mining system ready for sale to customers.

c. Should the Company not raise sufficient capital to complete the Foundry Mask, initial production run of chips and completion of a bitcoin mining system ready for sale to customers within six months of completing the first two phases of development, then 100% of the shares shall be considered vested upon the completion of the first two milestones.

3.2. If the Participant’s consulting relationship with the Company is terminated for Cause or if the Participant voluntarily terminates his consulting relationship with the Company or such relationship is terminated due to disability or death prior to the vesting of all or any portion of the Restricted Shares awarded under this Agreement, such Restricted Shares shall immediately be cancelled and the Participant (and the Participant’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Shares. The Board or the Committee, in its sole discretion, may determine, prior to or within ninety (90) days after the date of any such termination, that all or a portion of any the Participant’s unvested Restricted Shares shall not be so cancelled and forfeited.

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4. Delivery of Restricted Shares. If the Restricted Shares awarded by this Agreement become vested, the Participant shall be entitled to receive unrestricted shares of Common Stock. Notwithstanding the above, the Committee, in its sole discretion, at any time and from time to time, may require that the Participant become a party to a stockholders’ agreement or enter into one or more similar agreements with respect to any shares of Common Stock received or to be received by the Participant, with the terms of such agreement being those that the Committee considers appropriate, including, but not limited to, transfer restrictions, Company call rights upon termination of the Participant’s consulting relationship or employment, and Company drag along rights. In the event that Participant fails to execute such agreement(s) within ten (10) days of being presented with such agreements, Participant shall immediately forfeit the Restricted Shares without compensation therefor.

5. Non-transferability; Legend.

5.1. Non-transferability. Restricted Shares, and any rights and interests with respect thereto, issued under this Agreement shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), or, to the extent permitted by the Board in its sole discretion, transferred in connection with estate planning purposes. Any such Restricted Shares, and any rights and interests with respect thereto, shall not, prior to vesting, be pledged, encumbered or otherwise hypothecated in any way by the Participant (or any beneficiary(ies) of the Participant) and shall not, prior to vesting, be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Shares, or the levy of any execution, attachment or similar legal process upon the Restricted Shares, contrary to the terms and provisions of this Agreement shall be null and void and without legal force or effect.

5.2. Legend. The Participant shall receive a stock certificate (or certificates) issued in respect of the Restricted Stock. Such stock certificate(s) shall be registered in the name of the Participant, and shall bear, among other required legends, the following legend:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING, WITHOUT LIMITATION, FORFEITURE EVENTS) CONTAINED IN THE AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER HEREOF AND CALETHOS, INC. COPIES OF SUCH AWARD AGREEMENT ARE ON FILE IN THE OFFICE OF THE SECRETARY OF CALETHOS, INC., 11753 WILLARD AVE, TUSTIN, CA 92782. CALETHOS, INC. WILL FURNISH TO THE RECORDHOLDER OF THE CERTIFICATE, WITHOUT CHARGE AND UPON WRITTEN REQUEST AT ITS PRINCIPAL PLACE OF BUSINESS, A COPY OF SUCH AWARD AGREEMENT. CALETHOS, INC. RESERVES THE RIGHT TO REFUSE TO RECORD THE TRANSFER OF THIS CERTIFICATE UNTIL ALL SUCH RESTRICTIONS ARE SATISFIED, ALL SUCH TERMS ARE COMPLIED WITH AND ALL SUCH CONDITIONS ARE SATISFIED.”

6. Stockholder Rights. A Participant shall have, with respect to the shares of Common Stock underlying a grant of Restricted Shares, all of the rights of a stockholder of such stock (except as such rights are limited or restricted under this Agreement or in any other applicable agreement). Any stock dividends paid in respect of unvested Restricted Shares shall be treated as additional Restricted Shares and shall be subject to the same restrictions and other terms and conditions that apply to the unvested Restricted Shares in respect of which such stock dividends are issued.

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7. Administration.

7.1. The Committee. This Agreement shall be administered by the Board or the Committee, as determined by the Board in its sole discretion. In the event that the Board determines that the Agreement shall be administered by the Committee, then the Committee may exercise all the powers granted to the Board hereunder. Members of the Committee shall serve at the pleasure of the Board and the Committee may at any time and from time to time remove members from, or add members to the Committee.

7.2. Administration and Rules. The Board shall construe and interpret this Agreement and shall promulgate, amend and rescind any rules and regulations relating to the implementation and administration of the Agreement. Subject to the terms and conditions of the Agreement, the Board shall make all determinations necessary or advisable for the implementation and administration of the Agreement including, without limitation, correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in this Agreement and/or any other applicable agreement. The Board’s determinations under the Agreement and similar agreements need not be uniform and may be made selectively, regardless of whether the individuals involved are similarly situated. Any determination, decision or action of the Board in connection with the construction, interpretation, administration, or implementation of the Agreement shall be final, conclusive and binding upon Participant and any person(s) claiming under or through Participant. The Board may designate persons other than members of the Board or the Committee to carry out the day-to-day ministerial administration of the Agreement under such conditions and limitations as it may prescribe.

7.3. Liability Limitation. Neither the Board nor the Committee, nor any member of either, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Agreement, and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.

8. Changes in Capitalization and Other Matters.

8.1. No Corporate Action Restriction. The existence of the Agreement shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s capital structure or its business; (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary; (c) any issue of bonds, debentures, capital, preferred or prior preference shares ahead of or affecting the Company’s or any Subsidiary’s capital shares or the rights thereof; (d) any dissolution or liquidation of the Company or any Subsidiary; (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s assets or business; or (f) any other trust act or proceeding by the Company or any Subsidiary. Neither the Participant nor any other person shall have any claim against any member of the Board, the Committee, the Company or any Subsidiary, or any stockholders or agents of the Company or any Subsidiary, as a result of any such action.

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8.2. Changes in Capital Structure. This Agreement and the Restricted Shares granted hereunder shall be subject to adjustment or substitution, as determined by the Board in its sole discretion, as to the number, price or kind of shares or other consideration subject to the Agreement or as otherwise determined by the Board to be equitable: (i) in the event of changes in the outstanding shares or in the capital structure of the Company by reason of share or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of this Agreement; or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participant, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Agreement. The Company shall give the Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be final, conclusive and binding for all purposes.

9. Miscellaneous.

9.1. Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Agreement may only be modified or amended by a writing signed by both the Company and the Participant; provided, however, that the Board may amend this Agreement, without the consent of the Participant, in any way it deems appropriate to satisfy Code Section 409A and any regulations or other authority promulgated thereunder, including any amendment to this Agreement to cause it not to be subject to Code Section 409A.

9.2. Notices. Any notice which may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

a. If such notice is to the Company, to the attention of the Secretary of CalEthos, Inc., 11753 Willard Ave., Tustin, CA 92782, or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

b. If such notice is to the Participant, at his or her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

9.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

9.4. Compliance with Laws. The issuance of the Restricted Shares or Common Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue any of the Restricted Shares or Common Stock pursuant to this Agreement if such issuance would violate any such requirements.

9.5. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

9.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

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9.7. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

9.8. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereunder.

9.9. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

9.10. Tax Withholding. The Company shall have the right to require payment from Participant to cover any applicable taxes due upon any payment or settlement under this Agreement. In addition, the Company shall have the right to deduct from any payment or settlement under this Agreement, any federal, state, local, foreign or other taxes of any kind which the Board, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation.

9.11. No Right to Continued Relationship with the Company. Neither this Agreement nor the Restricted Shares granted hereunder shall confer upon Participant any right to continued employment, Board membership or a consulting relationship with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right, if any, of the Company or any Subsidiary to terminate the employment, directorship or consulting relationship of any employee, director or consultant at any time for any reason, even if such termination adversely affects the Restricted Shares.

9.12. Listing, Registration and Other Legal Compliance. No Common Stock shall be required to be issued or granted under this Agreement unless legal counsel for the Company shall be satisfied that such issuance will be in compliance with all applicable securities laws and regulations and any other applicable laws or regulations. The Board may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Board may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for Common Stock delivered under this Agreement shall bear appropriate legends and may be subject to such transfer orders and such other restrictions as the Board may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is listed, and any applicable securities law. In addition, if, at any time specified herein for: (a) the making of any determination; (b) the issuance or other distribution of Common Stock; or (c) the payment of amounts to or through the Participant, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary or Participant (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken.

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9.13. Designation of Beneficiary. Participant may designate a beneficiary or beneficiaries to receive any payment which under the terms of this Agreement may become payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Board and shall not be effective until received by the Board. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any payments under this Agreement to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

9.14. Tax Advice. Participant acknowledges and agrees that neither the Company nor a representative of the Company has made any warranty or representation to the undersigned with respect to the tax consequences of the issuance of the Award to the undersigned pursuant to this Agreement or of the making or failure to make an election pursuant to Code Section 83(b) or corresponding provisions, if any, of applicable state law (or other similar laws).

9.15. Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A and any regulations or other authority promulgated thereunder. Notwithstanding any provision of this Agreement to the contrary, the Board and the Committee reserve the right (without the consent of the Participant and without any obligation to do so or to indemnify the Participant or the beneficiaries of the Participant for any failure to do so) to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Code Section 409A after the date hereof without violating Code Section 409A. In the event that any payment or benefit made hereunder would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Code Section 409A and, at the time of Participant’s “separation from service”, Participant is a “specified employee” within the meaning of Code Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of Participant’s “separation from service”, if such delay is necessary in order to prevent any accelerated or additional tax under Code Section 409A. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his hand, all as of the Grant Date specified above.

CalEthos, Inc.

By:	/s/Michael Campbell
Michael Campbell
Chief Executive Officer

Participant

By:	/s/Hyuncheol Kim
Hyuncheol Kim

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